Exhibit 99.1
Diodes Incorporated Updates Fourth Quarter 2010 Guidance
     Dallas, Texas — December 9, 2010 — Diodes Incorporated (Nasdaq: DIOD), a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic and analog semiconductor markets, today updated its guidance for the fourth quarter of 2010.
The Company is maintaining its revenue and gross margin guidance for the fourth quarter of 2010 as it anticipates revenue to range between $160 million and $168 million, or between a decrease of 2 percent and an increase of 3 percent sequentially, and gross margin is expected to be comparable to the third quarter of 2010 level of 37.4 percent. In addition, the Company is revising its guidance for operating expenses and tax rate. The Company now expects operating expenses as a percent of revenue to decrease 50 to 100 basis points from third quarter 2010 level versus its previous guidance of comparable to third quarter 2010. Also, the Company now projects its fourth quarter tax rate to be approximately 20 to 24 percent due to an operating expense improvement in higher tax rate jurisdictions versus its previous guidance of 17 to 23 percent. Shares used to calculate GAAP EPS for the fourth quarter are anticipated to be approximately 46.3 million, the same as the prior guidance.
About Diodes Incorporated
Diodes Incorporated (Nasdaq: DIOD), a Standard and Poor’s SmallCap 600 and Russell 3000 Index company, is a leading global manufacturer and supplier of high-quality application specific standard products within the broad discrete, logic, and analog semiconductor markets. Diodes serves the consumer electronics, computing, communications, industrial, and automotive markets. Diodes’ products include diodes, rectifiers, transistors, MOSFETs, protection devices, functional specific arrays, single gate logic, amplifiers and comparators, Hall-effect and temperature sensors; power management devices, including LED drivers, DC-DC switching and linear voltage regulators, and voltage references along with special function devices, such as USB power switches, load switches, voltage supervisors, and motor controllers. The Company’s corporate headquarters, logistics center, and Americas’ sales office are located in Dallas, Texas. Design, marketing, and engineering centers are located in Dallas; San Jose, California; Taipei, Taiwan; Manchester, England; and Neuhaus, Germany. The Company’s wafer fabrication facilities are located in Kansas City, Missouri and Manchester, with two manufacturing facilities located in Shanghai, China, another in Neuhaus, and a joint venture facility located in Chengdu, China. Additional engineering, sales, warehouse, and logistics offices are located in Taipei; Hong Kong; Manchester; and Munich, Germany; with support offices located throughout the world. For further information, including SEC filings, visit the Company’s website at http://www.diodes.com.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such statements include statements regarding our expectation that: the Company is maintaining its revenue and gross margin guidance for the fourth quarter of 2010 as it anticipates revenue to range between $160 million and $168 million, or between a decrease of 2 percent and an increase of 3 percent sequentially, and gross margin is expected to be comparable to the third quarter of 2010 level of 37.4 percent; the Company is revising its guidance for operating expenses and tax rate; the Company now expects operating expenses as a percent of revenue to decrease 50 to 100 basis points from third quarter 2010 level versus its previous guidance of comparable to third quarter 2010; the Company now projects its fourth quarter tax rate to be approximately 20 to 24 percent due to an operating expense improvement in higher tax rate jurisdictions versus its previous guidance of 17 to 23 percent; and shares used to calculate GAAP EPS for the fourth quarter are anticipated to be approximately 46.3 million, the same as the prior guidance. Potential risks and uncertainties include, but are not limited to, such factors as: we may not be able to maintain our current growth strategy or continue to maintain our current performance and loadings in our manufacturing facilities; risks of domestic and foreign operations; unfavorable currency exchange rates;
     our future guidance may be incorrect; the global economic weakness may be more severe or last longer than we currently anticipated; and other information detailed from time to time in the Company’s filings with the United States Securities and Exchange Commission.
Recent news releases, annual reports, and SEC filings are available at the Company’s website: http://www.diodes.com. Written requests may be sent directly to the Company, or they may be e-mailed to: diodes-fin@diodes.com.
# # #

Company Contact:	Investor Relations Contact:
Laura Mehrl	Shelton Group
Director, Investor Relations	Leanne K. Sievers
P: 972-385-2810	EVP, Investor Relations
E: laura_mehrl@diodes.com	P: 949-224-3874
E: lsievers@sheltongroup.com